                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant __X__
Filed by a Party other than the Registrant ___
Check the appropriate box:
___ Preliminary Proxy Statement
___ Confidential, For Use of the Commission only
    (as permitted by Rule 14a-6(e)(2))
_x_ Definitive Proxy Statement
___ Definitive Additional Materials
___ Soliciting Material Pursuant to Exchange Act Rule 14a-11 or 14a-12

                           Marlton Technologies, Inc.
                           --------------------------
                (Name of Registrant as Specified in Its Charter)

     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the registrant)

Payment of Filing Fee (Check the appropriate box):
_x_  No Fee Required

___ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

             -------------------------------------------------
         2)  Aggregate number of securities to which the transaction applies:

             -------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

             -------------------------------------------------

         4)  Proposed maximum aggregate value of transaction:

             -------------------------------------------------

         5)  Total Fee paid:_____________________________________

___ Fee paid previously with preliminary materials.

___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  1)  Amount Previously Paid:

                           -------------------------------------------------
                  2)  Form, Schedule or Registration Statement No.:

                           -------------------------------------------------
                  3)  Filing Party:

                           -------------------------------------------------
                  4)  Date Filed:

                           -------------------------------------------------

================================================================================


                           MARLTON TECHNOLOGIES, INC.

                                2828 Charter Road
                        Philadelphia, Pennsylvania 19154

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  June 12, 2002

                                    ---------

To the Shareholders of MARLTON TECHNOLOGIES, INC.:

         The Annual Meeting of Shareholders of MARLTON TECHNOLOGIES, INC. will be held on June 12, 2002 at 9:00 a.m. at the offices of Pepper Hamilton LLP., 30th Floor, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, Pennsylvania, for the following purposes:

            (1)   To elect seven directors to the Company's Board of Directors.

            (2) To transact such other business as may properly come before the meeting or any adjournments thereof.

         The close of business on April 29, 2002 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

         YOU ARE EARNESTLY REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                       By order of the Board of Directors
                                Alan I. Goldberg
                               Corporate Secretary
                           Philadelphia, Pennsylvania
                                   May 3, 2002




================================================================================

                           MARLTON TECHNOLOGIES, INC.

                                2828 Charter Road
                        Philadelphia, Pennsylvania 19154

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                         Annual Meeting of Shareholders
                            To Be Held June 12, 2002

                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Company Board") of MARLTON TECHNOLOGIES, INC. (the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held June 12, 2002 and at any adjournments thereof (the "Annual Meeting"). If the enclosed Proxy is properly executed and returned, the shares represented will be voted in accordance with the instructions specified by the shareholder. If no instructions are given with respect to any matter specified in the Notice of Annual Meeting to be acted upon at the Annual Meeting, those shares will be voted (i) FOR the nominees for director set forth below, and (ii) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting. Proxies may be revoked at any time prior to being voted (i) by delivery of written notice to the Company's Corporate Secretary,
(ii) by submission of a later dated proxy, or (iii) by revoking the proxy and voting in person at the Annual Meeting.

         This Proxy Statement, the enclosed Proxy and the 2001 Annual Report of the Company are first being mailed to the Company's shareholders on or about May 3, 2002.

                                  VOTING RIGHTS

         Only shareholders of record at the close of business on April 29, 2002 (the "Record Date") will be entitled to vote at the meeting. On that date there were outstanding 12,988,499 shares of the Company's common stock, no par value per share ("Company Common Stock"). Each share of Company Common Stock is entitled to one vote on all matters. To conduct the business of the meeting, a quorum of shareholders must be present. This means at least a majority of the issued and outstanding shares of Company Common Stock eligible to vote must be represented at the meeting, either by proxy or in person. With respect to election of directors, the seven candidates receiving the greatest number of votes cast will be elected as directors of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock present and entitled to vote at the Annual Meeting is required to approve any other proposals which may properly come before the Annual Meeting or any adjournments thereof. Abstentions, votes withheld, and broker non-votes will be counted for purposes of determining a quorum but will not be counted otherwise. Broker non-votes occur as to any particular proposal when a broker returns a proxy but does not have authority to vote on such proposal.

                               SECURITY OWNERSHIP

         The following table sets forth certain information as of the Record Date with respect to (i) those persons known by the Company to be the beneficial owners of 5% or more of the Company Common Stock, and (ii) each director, director nominee, named executive officer, and all directors and executive officers of the Company as a group:

                                                                     Amount and Nature of              Percent of
              Name and Address of Beneficial Owner                    Beneficial Ownership               Class (1)
              ------------------------------------                    --------------------               ---------
Jeffrey K. Harrow                                                         4,030,734  (2)(13)                 26.8
         2828 Charter Road
         Philadelphia, PA 19154
Scott J. Tarte                                                            4,000,000  (3)(13)                 26.7
         2828 Charter Road
         Philadelphia, PA 19154
Robert B. Ginsburg                                                        2,085,663  (4)(5)(13)              14.9
         2828 Charter Road
         Philadelphia, Pennsylvania 19154
Lawrence Schan                                                              904,600  (6)                      7.0
         507 Fishers Road
         Bryn Mawr, PA 19010
Ira Ingerman                                                                903,292  (6)                      7.0
         1300 Centennial Road
         Narberth, PA 19072
Stanley D. Ginsburg                                                         772,492  (6)                      5.9
         50 Belmont Ave., #1014
         Bala Cynwyd, PA 19004
Lombard Associates (7)                                                      704,126                           5.4
         115 East 62nd Street
         New York, New York, 10021
Alan I. Goldberg                                                            704,551  (8)(5)                   5.3
         2828 Charter Road
         Philadelphia, Pennsylvania 19154
AJ Agarwal                                                                  100,000  (9)                      *
Jerome Goodman                                                              112,300  (10)                     *
Richard Vague                                                               100,000  (11)                     *
Stephen P. Rolf                                                              41,000  (12)                     *
All directors and executive officers as a group                          11,174,248  (2,3,4,5,8,9,10,11,12)  59.9
(8 persons)

------------------
* Less than 1%

(1) Percent of class has been computed on the basis of the number of shares of Company Common Stock outstanding as of the Record Date, plus for any shareholder or shareholder group, the number of shares which would be outstanding if that shareholder or shareholder group exercised all stock options and warrants exercisable within 60 days after the Record Date
(2) Includes an aggregate of 2,025,734 shares which Mr. Harrow may acquire within 60 days after the Record Date upon the exercise of outstanding stock warrants and options.
(3) Includes an aggregate of 2,000,000 shares which Mr. Tarte may acquire within 60 days after the Record Date upon the exercise of outstanding stock warrants.

(4) Includes an aggregate of 1,000,000 shares which Mr. Ginsburg may acquire within 60 days after the Record Date upon the exercise of outstanding stock warrants. Does not include any new options which may be granted after May 20, 2002, as more particularly described under the heading "Agreement to Issue New Options."
(5) Does not include for each of Messrs. Goldberg and Ginsburg 228,097 shares held by the Company's 401k Plan for the benefit of Company employees. Each of Messrs. Goldberg and Ginsburg is a trustee of such plan, and each disclaims beneficial ownership of all such shares except those shares held for the direct benefit of each as a participant in such plan.
(6) 1,809,000 of these shares of Company Common Stock are held by the DMS Store Fixtures Shareholders Trust ("Trust") described below. 452,250 shares were contributed by Mr. S. Ginsburg, 452,250 shares were contributed by Mr. Ingerman and 904,500 were contributed by Mr. Schan. By virtue of provisions of the Trust, Messrs. Ginsburg, Ingerman and Schan have shared voting power with respect to the 1,809,000 shares held by the Trust. In addition, Mr. Ginsburg directly owns 320,242 shares of Company Common Stock, Mr. Ingerman directly owns 279,142 shares of Company Common Stock and Mr. Schan directly owns 100 shares of Company Common Stock. Also, Mr. Ingerman has sole voting power over 171,900 shares held by him as custodian under the DMS Employee Shareholders Agreement described below. As a result of the foregoing, Mr. Ginsburg may be deemed to beneficially own 2,129,242 shares (16.4% of the shares of Company Common Stock outstanding); Mr. Ingerman may be deemed to beneficially own 2,260,042 shares (17.4% of the shares of Company Common Stock outstanding); Mr. Schan may be deemed to beneficially own 1,809,100 shares (13.9% of the shares of Company Common Stock outstanding) and the Trust may be deemed to beneficially own 1,809,000 shares (13.9% of the shares of Company Common Stock outstanding). These individuals collectively may be deemed to beneficially own 2,580,384 shares (19.9% of the shares of Company Common Stock outstanding). Of the shares beneficially owed by these individuals, Mr. Ginsburg has sole voting power with respect to 320,242 shares, shared voting power with respect to 1,809,000 shares and sole investment power with respect to 772,492 shares; Mr. Ingerman has sole voting power with respect to 451,042 shares, shared voting power with respect to 1,809,000 shares and sole investment power with respect to 731,392 shares; Mr. Schan has sole voting power with respect to 100 shares, shared voting power with respect to 1,809,000 shares and sole investment power with respect to 904,600 shares; and the Trust has sole voting power with respect to 1,809,000 shares.
(7)      Lombard Associates is a sole proprietorship owned by Charles P.
         Stetson, Jr.
(8) Includes an aggregate of 300,000 shares which Mr. Goldberg may acquire within 60 days after the Record Date upon the exercise of outstanding stock Warrants. Does not include any new options which may be granted after May 20, 2002, as more particularly described under the heading "Agreement to Issue New Options."
(9) Includes an aggregate of 100,000 shares which Mr. Agarwal may acquire within 60 days after the Record Date upon the exercise of outstanding stock options.
(10) Includes an aggregate of 100,000 shares which Mr. Goodman may acquire within 60 days after the Record Date upon the exercise of outstanding stock options. Includes 12,300 shares owned by Mr. Goodman indirectly.
(11) Includes an aggregate of 100,000 shares which Mr. Vague may acquire within 60 days after the Record Date upon the exercise of outstanding stock options.
(12) Includes an aggregate of 40,000 shares which Mr. Rolf may acquire within 60 days after the Record Date upon the exercise of outstanding stock options.
(13) Messrs. Ginsburg, Tarte and Harrow are parties to a Stockholders' Agreement regarding the voting of their shares and other matters, as more particularly described below under the heading "Stockholders' Agreement".

Investment Transaction

         On November 20, 2001, Messrs. Harrow, Tarte, Ginsburg and Goldberg (the "Investors") collectively purchased for $2,650,000: (i) 5,300,000 shares of Company Common Stock, and (ii) Warrants to purchase 5,300,000 shares of Company Common Stock exercisable for a period of ten (10) years after the closing date, at an exercise price of $0.50 per share, which exercise price will be adjusted upon the occurrence of any subsequent stock splits, dividends, recapitalizations or similar events (the "Investment Transaction"). All of such securities were obtained directly from the Company. The Company Board established an independent committee which evaluated, approved, and recommended shareholder approval of the Investment Transaction, and the shareholders of the Company received a Proxy Statement dated September 27, 2001 describing the proposed Investment Transaction and subsequently approved the Investment Transaction at a meeting of shareholders on November 7, 2001. Mr. Tarte purchased 2,000,000 shares and Warrants to purchase 2,000,000 shares, Mr. Harrow purchased 2,000,000 shares and

Warrants to purchase 2,000,000 shares, Mr. Ginsburg purchased 1,000,000 shares and Warrants to purchase 1,000,000 shares, and Mr. Goldberg purchased 300,000 shares and Warrants to purchase 300,000 shares. As a result of the Investment Transaction and the Stockholders' Agreement described below, Messrs. Harrow, Tarte and Ginsburg may be deemed to have acquired control of the Company. Messrs. Harrow and Tarte each provided their $1,000,000 investment from their personal funds, and Mr. Ginsburg provided his $500,000 investment from a pre-existing credit line between Bank of America and his father, Stanley D. Ginsburg. There is no written agreement or fixed term for repayment of such loan, which bears interest at 100 basis points below such bank's prime rate. Messrs. Tarte, Harrow and Ginsburg collectively own approximately 39.2% of the outstanding shares of Company Common Stock. Additionally, if Messrs. Tarte, Harrow and Ginsburg exercise all of their warrants and options to purchase shares of Company Common Stock, they will collectively own approximately 56.2% of the outstanding shares of Company Common Stock. Furthermore, following the issuance by the Company of new stock options to Mr. Ginsburg as more particularly described under the heading "Agreement to Issue New Options", if Messrs. Tarte, Harrow and Ginsburg exercise all of their options and warrants to purchase shares of Company Common Stock, they will collectively own approximately 57.6% of the outstanding shares of Company Common Stock.

Stockholders' Agreement

         On November 20, 2001, Messrs. Tarte, Harrow and Ginsburg and the Company entered into a Stockholders' Agreement pursuant to which, with certain exceptions, (i) Messrs. Tarte and Harrow have the right to designate that number of individuals as nominees (which nominees include Tarte and Harrow) for election as directors as shall represent a majority of the Company Board, (ii) Messrs. Tarte, Harrow and Ginsburg will vote their shares of Company Common Stock in favor of the Messrs. Tarte and Harrow designees and Mr. Ginsburg, (iii) without the prior written consent of Mr. Ginsburg, for a period of seven years following the effective date of the Stockholders' Agreement, Messrs. Tarte and Harrow agreed not to vote any of their shares of Company Common Stock in favor of (x) the merger of the Company, (y) the sale of substantially all of the Company's assets, or (z) the sale of all the shares of Company Common Stock, in the event that in connection with such transactions the shares of Company Common Stock are valued at less than $2.00 per share, (iv) Messrs. Tarte, Harrow and Ginsburg will recommend to the Company Board that it elect Mr. Harrow as the Chairman of the Board of the Company, Mr. Ginsburg as the President and Chief Executive Officer of the Company, and Mr. Tarte as the Vice Chairman of the Board of the Company and as the Chief Executive Officer of each subsidiary of the Company, and (v) Messrs. Tarte, Harrow and Ginsburg shall have a right of first refusal with respect to one another in connection with any sale of the shares of Company Common Stock held by them. The term of the Stockholders' Agreement is 20 years.

Agreement to Issue New Options

         Messrs. Ginsburg and Goldberg were parties to stock option agreements with the Company (the "Option Agreements"), pursuant to which they were granted incentive and non-qualified stock options to purchase 623,369 and 591,341 shares of Company Common Stock, respectively, at exercise prices of $1.60 to $4.88 per share (the "Option Prices"). Since their issuance, substantially all of the options evidenced by the Option Agreements had become fully vested and immediately exercisable. The terms of these Option Agreements provided that the Option Prices would be reduced if the Company Board approved a transaction in which shares of Company Common Stock were subsequently issued to officers or directors of the Company at a price lower than the Option Prices. In that event, the Option Prices would be reduced to the purchase price of such newly issued shares. The completion of the Investment Transaction would have triggered the Option Price adjustment described above. The Company determined that a reduction in the exercise price payable under the existing Option Agreements could result in adverse accounting treatment for the Company. Therefore, the Company asked Messrs. Ginsburg and Goldberg, and they agreed, to cancel all the existing Option Agreements immediately prior to consummation of the Investment Transaction. In exchange for the cancellation of the existing Option Agreements, the Company agreed to issue new stock options to Messrs. Ginsburg and Goldberg, in each case with respect to the same number of shares and same vesting schedules as were subject to their respective Option Agreements. These new stock options will be issued during the thirty day period commencing at least six months following the cancellation of the Option Agreements, with the precise date of the issuance determined by the Company Board. In each case, the exercise price of the new options will be equal to the closing price of the Company Common Stock on the new grant date, but in no event less than $0.50. Finally, in each case, the Company's obligation to issue the new options is subject to the recipient's continued employment by the Company through the date of the new issuance, with certain exceptions for termination as a result of death or disability.

DMS Store Fixtures Shareholders Trust ("Trust")

         On December 31, 1997, the Trust received 1,809,000 shares of Company Common Stock as a result of the acquisition by the Company of DMS Store Fixtures, Inc. (904,500 shares of Company Common Stock by Mr. Schan and 452,250 shares of Company Common Stock by each of Messrs. Ingerman and S. Ginsburg). The foregoing table allocates beneficial ownership of these shares to these individuals in the amounts contributed to the Trust by them, respectively. Messrs. Schan, Ingerman and S. Ginsburg are collectively referred to as the "DMS Principals". The DMS Principals will contribute any additional stock consideration (up to 250,000 shares of Company Common Stock) to be received in connection with the acquisition to the Trust. The Trust has a term expiring March 31, 2003. The Trust was established pursuant to the DMS Store Fixtures Shareholders Trust Agreement (the "Trust Agreement"). The Trust provides that each of the DMS Principals will be vested in the shares he contributed to the Trust in five equal annual increments. In the event that any DMS Principal was to cease being employed by DMS Store Fixtures LLC ("New DMS") without the consent of New DMS (or with regard to Mr. Schan, without at least seven days prior written notice of resignation) or was to be terminated by New DMS for cause (as defined in the Trust Agreement), prior to December 31, 2002, such person will be entitled to receive only those shares that have vested at that time, and all unvested shares of Company Common Stock will be divided pro rata among the remaining DMS Principals. Prior to vesting, the DMS Principals may not sell, transfer or otherwise convey Company Common Stock that they contributed to the Trust; however, vested shares may be distributed to the DMS Principal who contributed such shares and be transferred by such DMS Principal upon his request and with the consent of the other DMS Principals who have beneficial ownership in the Trust at the time of the request. Company Common Stock held in the Trust will be voted by the unanimous consent of the DMS Principals who have a beneficial ownership in the Trust at the time of the vote. Mr. Ingerman, as trustee under the Trust, will vote the shares held by the Trust in the manner agreed upon by the DMS Principals, or, in the absence of unanimous agreement as to how to vote, will abstain from voting the shares held by the Trust. The Trust will terminate prior to the expiration of its term in the event that (i) the Company and each of the DMS Principals then employed by DMS agree to terminate the Trust or (ii) the Company ceases to exist pursuant to a merger, consolidation, recapitalization, reorganization or dissolution. The Trust provides that each of the DMS Principals will have the right to receive his allocable share of the stock consideration and any additional stock consideration upon the dissolution of the Trust. The duration and vesting terms of the Trust may only be amended by the DMS Principals with the Company's prior written consent. In the first quarter of 2001, the employment of Mr. Schan was terminated by his resignation and the employment of Messrs. Ingerman and Stanley Ginsburg was terminated by the mutual consent of the respective DMS Principal and New DMS. Each DMS Principal will become fully vested in his respective shares, provided he does not violate certain continuing confidentiality and non-solicitation provisions of his employment agreement.

DMS Employee Shareholders Agreement (the "DMS Shareholders Agreement")

         In contemplation of the acquisition of DMS Store Fixtures, Inc. by the Company, certain employees of DMS Store Fixtures, Inc. (the "DMS Employees") received 171,900 shares of Company Common Stock (the "DMS Employee Shares") in exchange for shares of DMS Store Fixtures, Inc. that they received as a bonus prior to the acquisition. Each of the DMS Employees entered into the DMS Shareholders Agreement pursuant to which Mr. Ingerman serves as custodian of the DMS Employee Shares and has been granted a proxy to vote the DMS Employee Shares. The DMS Shareholders Agreement will be in effect until March 31, 2003. Under the DMS Shareholders Agreement, the DMS Employees will be vested in their shares, if they remain employed by New DMS at the expiration of the term of the DMS Shareholders Agreement (with certain permitted exceptions such as death or disability or termination of employment without cause, as defined in the DMS Shareholders Agreement) and the performance targets (the "Performance Targets") are met. In the event that any of the DMS Employees were to cease being employed by New DMS without the consent of New DMS or were to be terminated by New DMS for cause, as defined in the DMS Shareholders Agreement, prior to the expiration of the term of the DMS Shareholders Agreement, all unvested shares allocable to those DMS Employees will not vest and will be forfeited. Additionally, if the Performance Targets are not met, the DMS Employees unvested shares will be forfeited. Under the Performance Targets, all of the shares will vest if the increase in gross revenue for the year ending December 31, 2002 of New DMS is at least $15,000,000 greater than the gross revenue of DMS Store Fixtures, Inc. for the year ended December 31, 1997. If the increase in gross revenue for the same period is greater than $11,000,000 but less than $15,000,000, a percentage of the shares will vest, as detailed in the DMS Shareholders Agreement. At the termination of the DMS Shareholders Agreement, all of the forfeited shares will be allocated in the following manner: (i) if the Performance Targets are met, all of the forfeited shares will be allocated to the DMS Principals and the DMS Employees, pro rata in proportion to the stock consideration received by such person and (ii) if the Performance Targets are not met, all of the forfeited shares will be allocated among the DMS Principals in proportion to the stock consideration received by such persons. The custodian has the discretion at any time to reduce or eliminate the Performance Targets in his sole discretion. All of the 171,900 shares subject to the DMS Shareholders Agreement have been included in the beneficial ownership of Mr. Ingerman set forth in the preceding table, and none of such shares have been included in the beneficial ownership of Messrs. S. Ginsburg and Schan.

                              ELECTION OF DIRECTORS

         At each annual meeting of shareholders, members of the Company Board are elected for a one year term. In accordance with the Company's Articles of Incorporation and its Bylaws, the Company Board by resolution has fixed the total number of directors at seven. Jeffrey K. Harrow, Scott J. Tarte, AJ Agarwal, Robert B. Ginsburg, Alan I. Goldberg, Jerome Goodman and Richard Vague have been designated by the Company Board, and in accordance with the Stockholders' Agreement, as its nominees for election as directors at the Annual Meeting, to serve for the term expiring in 2003. Since only seven nominees are to be elected, proxies cannot be voted for more than seven individuals.

         The Company has no reason to believe that a nominee will be disqualified or unable or unwilling to serve if elected, however, if a nominee is unable to serve or for good cause will not serve, proxies may be voted for another person nominated by the Company Board to fill the vacancy. Following is certain information concerning the nominees.

                                                              Director
         Name                                    Age           Since:
         ----                                    ---           ------
         Jeffrey K. Harrow                       45             2001
         Scott J. Tarte                          39             2001
         AJ Agarwal                              35             2001
         Robert B. Ginsburg                      48             1990
         Alan I. Goldberg                        50             1991
         Jerome Goodman                          67             2002
         Richard Vague                           45             2001

         Mr. Harrow has served as an officer of the Company since November 2001 and is currently Chairman of the Company. Mr. Harrow served as President and CEO of CMPExpress.com from 1999 through 2000. Mr. Harrow negotiated the sale of the CMPExpress.com business to Cyberian Outpost, NASDAQ ticker (COOL) in September 2000. From 1982 through 1998, Mr. Harrow was the President, CEO and a Director of Travel One, which was then the 6th largest travel management company in the United States. Mr. Harrow previously served as a board member for the Company and has served as a board member for Eastern Airlines Advisory Board, Cherry Hill National Bank (sold to Meridian Bank), and Hickory Travel Systems. Mr. Harrow is a graduate of George Washington University School of Government and Business Administration earning his B.B.S. in 1979.

         Mr. Tarte has served as an officer of the Company since November 2001 and is currently Vice Chairman of the Company. From January 2001 to November 2001, Mr. Tarte served as acting CEO of Medidata Solutions, a privately held technology company specializing in applications that streamline the data collection process for clinical trials of new drug compounds seeking FDA approval. In November 2001, Mr. Tarte resigned his position at Medidata but remains an investor in and advisor to that company. From January 1988 to November 1998, Mr. Tarte was an owner and served as Chief Operating Officer of Travel One. Mr. Tarte oversaw all corporate operations and finance of the company, and shared responsibility for strategic planning with Mr. Harrow. In November 1998, Travel One was sold to the American Express Corporation. Mr. Tarte launched American Express One, a $3 billion travel division representing a consolidation of the prior Travel One organization and over $2 billion of legacy American Express business. In December 1999, Mr. Tarte resigned his position with American Express but agreed to remain as a paid consultant. Mr. Tarte graduated from the University of Pennsylvania with a B.A. in 1984 and he received his law degree from Fordham University in 1987. Mr. Tarte currently serves on the Board of Directors of the Eaglebrook School, a private preparatory school for boys grades six through nine in Deerfield, Massachusetts.

         Mr. Agarwal is a Senior Managing Director in the Mergers & Acquisitions Advisory Group for The Blackstone Group. Since joining Blackstone in 1992, Mr. Agarwal has worked on a variety of mergers and acquisitions transactions (both in an advisory capacity and as a principal). Before joining Blackstone, Mr.

Agarwal was with Bain & Company. At Bain & Company, Mr. Agarwal completed a range of strategic consulting assignments in the information services industry. Mr. Agarwal graduated from Princeton University magna cum laude and Phi Beta Kappa and received an MBA from Stanford University Graduate School of Business. He serves as a trustee of Princeton University's Foundation for Student Communication, the publisher of Business Today magazine.

         Mr. Ginsburg has served as an officer of the Company since August 1990 and is currently Chief Executive Officer and President of the Company. Mr. Ginsburg is a Certified Public Accountant. From 1985 to August 1990, Mr. Ginsburg was actively involved in the development and management of business opportunities, including the acquisition of manufacturing companies, investment in venture capital situations and the provision of finance and management consulting services as a principal of Omnivest Ventures, Inc.

         Mr. Goldberg has served as an officer of the Company since August 1990 and is currently General Counsel and Corporate Secretary of the Company. Mr. Goldberg is a corporate attorney. From April 1987 through August 1990 he was involved in venture capital investments and business acquisitions as a principal of Omnivest Ventures, Inc.

         Mr. Goodman retired as chairman of Travel One, then the nation's sixth-largest travel management company, upon the sale of that firm to American Express Company in November 1998. He had served as Chairman of Travel One since 1971 and was the sole shareholder from 1971 to 1994. Mr. Goodman was a member of the New Jersey Sports and Exposition Authority from 1991 to 1994 and its Chairman from 1992 to 1994. He also served as Chairman, President and Chief Executive Officer of First Peoples Financial Corporation (bank holding company) from 1987 to 1992 and President and Chief Executive Officer of First Peoples Bank of NJ from 1983 to 1987. He was a member of the Board of Directors of GBC Technologies, Inc. from 1992 to 1995 and a trustee of Resource Asset Investment Trust, a real estate investment trust, from 1997 to 1999. Mr. Goodman is a director of The Main Merchant Bank, LLC, and a member of the Board of Trustees of the University of the Sciences in Philadelphia and served as its Chairman from 1988 to 1991. His other directorships include Orleans Home Builders Inc., an American Stock Exchange listed company, and the Abramson Family Cancer Foundation of the University of Pennsylvania.

         Mr. Vague co-founded Juniper Financial in 1999, a direct consumer bank with advanced internet and wireless functionality. Mr. Vague is the Chairman and CEO of Juniper Financial. Prior to co-founding Juniper Financial, from 1985 to 1999, Mr. Vague was co-founder, Chairman and CEO of First USA, a credit card company that grew from a virtual start-up in 1985 to the largest VISA credit card issuer in the world. He also served as chairman of Paymentech, the merchant payment-processing subsidiary of First USA and is a former board member of VISA.

         Messrs. Harrow, Tarte, Ginsburg and Goldberg have employment agreements with the Company which require the Company and the Company Board to use their best efforts to cause them to be elected and re-elected as directors for a term equal to the term of their employment agreements. Pursuant to the Stockholders' Agreement, Messrs. Harrow, Tarte and Ginsburg are required to vote for each of them, one designee of Mr. Harrow (who is Mr. Goodman) and one designee of Mr. Tarte (who is Mr. Agarwal), as directors of the Company.

         Messrs. Harrow and Tarte are brothers-in-law, and each is the son-in-law of Mr. Goodman.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and greater than 10% beneficial owners to file reports of ownership and changes in ownership of Company Common Stock with the Securities and Exchange Commission, the American Stock Exchange, and the Company. Based solely on a review of the copies of Forms 3, 4 or 5 and amendments thereto furnished to the Company, or written representations that no Forms 3, 4 or 5 were required, the Company believes that for 2001, the Company's directors, officers and greater than 10% beneficial owners complied with all
Section 16(a) filing requirement.

            MEETINGS OF THE BOARD AND COMMITTEES, ATTENDANCE AND FEES

         A total of six regular and special meetings of the Company Board were held during 2001. All six meetings were attended by all of the directors who were in office at the time.

         For the year 2001, directors serving from January 1, 2001 and not employed by the Company received (i) a cash annual retainer of $10,000, (ii) a fee of $1,000 for each Board meeting attended in person, $250 for participation by telephone, (iii) a fee of $500 for each committee meeting attended, except no such fee was payable if such meetings were scheduled immediately before or after a Board meeting, and (iv) a stock option award of 10,000 shares with an exercise price equal to the market value on the date of grant, vesting over a one year period of service as a director, and expiring after a period of five years. In December 2001, director compensation was changed to provide that directors not employed by the Company receive (i) a fee of $500 for each Board meeting attended in person, $250 for participation by telephone, (ii) a fee of $250 for each committee meeting attended whether in person or by telephone, and (iii) a stock option award of 100,000 shares with an exercise price equal to the fair market value on the date of grant, vesting 50% initially and 25% at each of the next two Company annual meetings based on continued election as a director, and expiring after a period of five years. Directors employed by the Company receive no additional compensation for their services as directors of the Company.

Committees of the Board

         The Audit Committee is currently comprised of two independent directors and operates under a written Audit Committee Charter adopted by the Board of Directors. The members of the Audit Committee are independent as defined in
Section 121(A) of the American Stock Exchange listing standards. Although the American Stock Exchange requires an Audit Committee comprised of at least three independent directors, the Company currently has, and has nominated as directors at the Annual Meeting, only two directors who are independent as defined in
Section 121(A) of the American Stock Exchange listing standards. The Audit Committee's functions include assisting the Company Board in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements. This committee was established in April 1985. Four formal meetings were held during the last fiscal year by this committee. This committee currently consists of Messrs. Agarwal and Vague.

         The Company has a Compensation Committee which is appointed by the Company Board and currently consists of Messrs. Agarwal and Vague. The primary functions of this committee are to review and determine executive compensation, and to administer the Company's option, stock and incentive plans. Subject to the provisions of each plan, the committee prescribes the number of shares and terms of each option and stock grant, and interprets and makes all other determinations for the administration of each plan. Although no formal meetings were held during the last fiscal year, all decisions during the fiscal year were made by written resolutions, in lieu of meetings, consented to by each member of the committee, or by telephone discussions among committee members.

         The Company does not have any nominating committee of the Company Board, nor committee performing similar functions.

                             AUDIT COMMITTEE REPORT

         The Audit Committee has met and held discussions with management and the Company's independent accountants and has reviewed and discussed the Company's audited consolidated financial statements with management and the Company's independent accountants.

         The Audit Committee has also discussed with the Company's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section
380), as may be modified or supplemented.

         The Company's independent accountants also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and the Audit Committee discussed with the Company's independent accountants that firm's independence.

         Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                                       AJ Agarwal - Chairman
                                                       Richard Vague

                       EXECUTIVE OFFICERS AND COMPENSATION

         The following Summary Compensation Table sets forth the aggregate amounts paid or accrued by the Company and its subsidiaries during the last three fiscal years to its Chief Executive Officer and to each of the most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000:

                                         Annual Compensation               Long Term Compensation
                                         -------------------               ----------------------
                                                            Other     Restricted   Securities
                                                           Annual       Stock     Underlying     LTIP        All Other
        Name and                     Salary     Bonus    Compensation  Awards      Options/     Payouts     Compensation
   Principal Position       Year       ($)       ($)         ($)         ($)        SARs (#)       ($)        ($) (1)
   ------------------       ----       ---       ---         ---         ---        --------       ---        -------
Jeffrey K. Harrow (2)      2001        25,217     -           -           -            -            -              -
  Chairman

Scott J. Tarte (2)         2001        25,217     -           -           -            -            -              -
  Vice Chairman

Robert B. Ginsburg         2001       218,545   28,570        -           -            -                        6,000
  President and CEO        2000       212,180     -           -           -         175,000                     5,800
                           1999       206,000     -           -           -            -                        4,500

Alan I. Goldberg           2001       163,928   21,430        -           -            -            -           6,000
  General Counsel &        2000       159,135     -           -           -         162,200         -           5,800
  Corporate Secretary      1999       154,500     -           -           -            -            -           4,500

Stephen P. Rolf            2001       120,000   30,000        -           -            -            -           1,000
  CFO                      2000       120,000   30,000   50,000 (3)       -          60,000         -           1,000

-------------------

(1) Consists solely of reimbursement of life and disability insurance premiums.
(2) Messrs. Harrow and Tarte assumed their executive officer roles with the Company on November 20, 2001.
(3)      Initial employment bonus.

Option/SAR Grants, Long-Term Incentive Plans - Awards, in Last Fiscal Year

         There were no stock options or stock appreciation rights granted nor any long-term incentive plans awarded to any of the above individuals in 2001.

Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values

                                                              Number of Securities       Value of Unexercised In the
                                                             Underlying Unexercised          Money Options/SARs
                          Shares Acquired      Value         Options/SAR FY-End (#)            at FY-End ($)
         Name             on Exercise (#)   Realized ($)   Exercisable/Unexercisable      Exercisable/Unexercisable
         ----             ---------------   ------------   -------------------------      -------------------------
Jeffrey K. Harrow               --               --                 25,734/0                         0/0
Scott J. Tarte                  --               --                   0/0                            0/0
Robert B. Ginsburg              --               --                   0/0                            0/0
Alan I. Goldberg                --               --                   0/0                            0/0
Stephen P. Rolf                 --               --               40,000/20,000                      0/0

         Pursuant to employment agreements dated November 20, 2001 with a term continuing at least through December 31, 2002, Mr. Ginsburg is employed as the Company's President and Chief Executive Officer, Mr. Harrow is employed as the Company's Chairman, and Mr. Tarte is employed as the Company's Vice Chairman and as the Chief Executive Officer of each of the Company's subsidiaries, in each case at a base salary of $218,445, with annual increases of 3%. Their employment agreements also provide that the salary and bonus (excluding 2001) for each of these three executive officers will be no less than the salary and bonus provided to the other two executive officers. Pursuant to the Stockholders' Agreement, Messrs. Harrow, Tarte and Ginsburg have agreed to recommend to the Company Board that it employ these individuals in these capacities. Mr. Ginsburg received for 2001 an annual bonus ranging (i) from 1% of the Company's pre-tax profit if the Company's annual earnings per share increases over the prior year by at least 5%, (ii) to 7% of the Company's pre-tax profit if the Company's annual earnings per share increases over the prior year by at least 25%, adjusted for non-recurring profits, non-recurring expenses and special circumstances. For 2002 and thereafter, Messrs. Harrow, Tarte and Ginsburg will each receive a bonus in accordance with a new bonus plan to be determined by the Compensation Committee. Messrs. Harrow and Tarte are brothers-in-law.

         Pursuant to an employment agreement with a term continuing at least through December 31, 2002 and terminable by the Company with 365 days notice, Mr. Goldberg is employed as the Company's General Counsel and Corporate Secretary at a base salary of $163,909 for 2001, with annual increases of 3%. Mr. Goldberg receives an annual bonus ranging (i) from .75% of the Company's pre-tax profit if the Company's annual earnings per share increases over the prior year by at least 5%, to (ii) 5.25% of the Company's pre-tax profit if the Company's annual earnings per share increases over the prior year by at least 25%.

         Stephen P. Rolf, age 46, became Chief Financial Officer and Treasurer of the Company in January 2000. Mr. Rolf was employed from 1977 to December 1999 by Hunt Corporation, a New York Stock Exchange listed manufacturer and distributor of office and graphics products, in various financial capacities, including Vice President and Controller. Pursuant to an employment agreement commencing January 10, 2000 and continuing until terminated by either party, Mr. Rolf is employed as the Company's Chief Financial Officer at a base salary of $120,000 per year. Mr. Rolf receives an annual bonus ranging (i) from $30,000 if the Company's pre-tax profit is at least 5% of sales, to (ii) $100,000 if the Company's pre-tax profit is a least 12% of sales, adjusted for certain amortization and interest costs. A minimum annual bonus of $30,000 was guaranteed for 2000.

         In the event of termination of employment without cause by the Company, each of Messrs. Harrow, Tarte, Ginsburg and Goldberg is entitled to all compensation payable under his respective employment agreement over the remaining term and the economic benefit of all stock options as if his employment agreement were not terminated, and Mr. Rolf is entitled to continuation of his base salary for a period of six months after termination.

             Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors, composed of two of the Company's non-employee directors, reviews and recommends to the Company Board executive compensation and administers the Company's stock option and award plans. The objective of the Company's compensation program is to build shareholder value by attracting and retaining key executives. The Committee establishes compensation programs which it believes are reasonable and competitive with similarly situated companies. The components of the Company's executive compensation program are base salary, bonus plans and stock options and awards.

         Base Salary. Base salary is designed to provide each executive with a fixed amount of annual compensation that is competitive with the marketplace. Base salary is specified in employment agreements as described above under the heading "Executive Officers and Compensation", ranging up to 5 years in duration and as provided in the Stockholders' Agreement, and is subject to review at the end of the contract term. Salaries may also be reviewed and increased during the term at the discretion of the Company Board. For 2001, the base salaries of the Company's Chief Executive Officer and of its General Counsel were increased by 3% in accordance with their respective employment agreements, as described above under the heading "Executive Officers and Compensation".

         Bonus Plans. The Company establishes bonus plans intended to encourage improved operating and financial results. Bonus plans are specified in employment agreements as described above under the heading "Executive Officers and Compensation", ranging up to 5 years in duration and as provided in the Stockholders' Agreement, and are subject to review at the end of the contract term. The 2001 objectives for all executive officers under their bonus plans were based on the Company's operating and financial results measured by the Company's or its subsidiaries' income. The Chief Executive Officer's 2001 plan was linked to operating and financial results by providing for a bonus based on the Company's annual earnings per share increase in 2001 over 2000, adjusted for non-recurring profits, non-recurring expenses and special circumstances.

         Stock Options and Awards. The long-term component of the Company's incentive compensation program consists of equity-based grants which have been in the form of stock options and restricted stock awards. These grants are designed to create a mutuality of interest with shareholders by motivating the Chief Executive Officer and the other executive officers and key personnel to manage the Company's business so that the shareholders' investment will grow in value over time. The Committee's policy has been to base individual awards on an evaluation of an executive's performance and the overall performance of the Company. The Committee may also consider the amount of an individual's outstanding or previously granted options or shares in determining the size of the grant. No stock options or awards were granted to the Company's executive officers in 2001

         Tax Deductibility. With respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code, the Company does not expect to have any amount of compensation exceeding the $1 million annual limitation.

                                                   Richard Vague - Chairman
                                                   AJ Agarwal


           Compensation Committee Interlocks and Insider Participation

         For 2001, Messrs. Fred Cohen, Dr. William Hamilton and Seymour Hernes served as the Compensation Committee of the Board of Directors until November 20, 2002. Messrs. Cohen and Hernes were employees of the Company prior to December 31, 1990, but had not been employees since January 1, 1991. Subsequent to November 20, 2001, Messrs. Agarwal and Vague have served as the Compensation Committee of the Board of Directors.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         The following graph shows the cumulative total shareholder return on Company Common Stock on a yearly basis over the five-year period ended December 31, 2001 and compares this return with (i) the American Stock Exchange Market Value Index, and (ii) the 667 public companies listed in the Company's Standard Industrial Code 7389 - Business Services Not Elsewhere Classified. The graph assumes that the value of the investment in Company Common Stock and each index was $100 on December 31, 1996 and that all dividends were reinvested.

                                [GRAPHIC OMITTED]

                                         1996        1997        1998       1999       2000       2001
                                         ----        ----        ----       ----       ----       ----
Marlton Technologies, Inc.                100      154.84      106.45      72.58      12.90      11.35
SIC Code                                  100      104.70       77.79     110.55      24.95      23.86
American Stock Exchange Index             100      120.33      118.69     147.98     146.16     139.43


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company previously leased its principal facility in Philadelphia from an independent third party pursuant to a lease expiring October 1, 2004, with renewal options at a rental equal to fair market value. The triple net rent was $2.44 per square foot until October 1, 1999, $ 2.54 until October 1, 2001, $2.61 until October 1, 2002, $2.60 until October 1, 2003 and $2.70 until October 1, 2004. In May 1999, 2828 Partnership L.P., a limited partnership whose general partners are Stanley Ginsburg and Ira Ingerman, purchased the Philadelphia facility, and entered into a new lease with the Company (the "New Lease"). The New Lease provides for a term of 20 years, an option for the Company to terminate after 10 years subject to the landlord's ability to relet the premises, triple net rent for the first 10 years at a rate of $2.59 per foot and thereafter at a formula rate based on the hypothetical refinanced mortgage debt, plus $.74 per square foot. Upon a change in control of the Company, the rent will be reset at then fair market value if greater than the existing base rent. Following this transaction, the Company built a 15,800 square foot addition onto the facility to accommodate its need for additional office space for its internal needs and to relocate the DMS Store Fixtures operations into this location, at a total cost of approximately $1,500,000. Upon completion of this addition, the landlord reimbursed the Company for its actual construction costs, less certain financing and closing costs, and the triple net rent was increased by $13,666.75 per month for the remainder of the first 10 years, reflecting the additional debt service and costs incurred by the landlord to finance the addition.

         In connection with the Company's purchase of DMS Store Fixtures on December 31, 1997, the Company entered into five-year employment agreements with Lawrence Schan, Ira Ingerman and Stanley Ginsburg (collectively, the "DMS Principals"). During 2000, these employment agreements were amended to reduce the salaries payable to the DMS Principals, and in the first quarter of 2001, the employment of Mr. Schan was terminated by his resignation and the employment of Messrs. Ingerman and Stanley Ginsburg was terminated by the mutual consent of the respective DMS Principal and the Company.

         Messrs. Lawrence Schan, Stanley Ginsburg and Ira Ingerman are listed under "Security Ownership" as 5% or more beneficial owners of Company Common Stock, and Stanley Ginsburg is the father of Robert B. Ginsburg, the President and CEO of the Company.

         On November 20, 2001, the Company and Messrs. Harrow, Tarte, Ginsburg and Goldberg entered into the Investment Transaction, Messrs. Harrow and Tarte entered into employment agreements with the Company, Messrs. Ginsburg and Goldberg's employment agreements were amended, and the Company and Messrs. Harrow, Tarte and Ginsburg entered into the Stockholders' Agreement, as more particularly discussed previously in this Proxy Statement.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Audit Committee has recommended and the Board of Directors has selected the firm of PricewaterhouseCoopers LLP as the Company's independent public accountants for 2002. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions. PricewaterhouseCoopers served as the Company's independent public accountants in 2001.

Audit Fees. For the fiscal year ending December 31, 2001, the Company paid PricewaterhouseCoopers $100,000 for professional services rendered for the audit of the financial statements included in the Company's Annual Report on Form 10-K and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q.

Financial Information Systems Design and Implementation Fees. For the fiscal year ending December 31, 2001, the Company did not pay PricewaterhouseCoopers any fees for financial information systems design and implementation fees.

All Other Fees. For the fiscal year ending December 31, 2001, the Company did not pay PricewaterhouseCoopers any fees for services other than audit services.

         The Audit Committee discussed with PricewaterhouseCoopers and also considered whether the provision of information technology services and other non-audit services by PricewaterhouseCoopers to the Company is compatible with maintaining such firm's independence.

                              SHAREHOLDER PROPOSALS

         In order for proposals of shareholders to be considered for inclusion in the Company's proxy materials for the 2003 Annual Meeting, such proposals must be received by the Corporate Secretary of the Company not later than January 3, 2003. Any shareholder proposal or director nominee submitted, other than matters submitted for inclusion in the proxy statement in accordance with the prior sentence, will be considered untimely if not received by the Company in writing no earlier than February 18, 2003 and no later than March 18, 2003.

         The Board knows of no other business to be transacted, but if any other matters are properly presented at the Annual Meeting, the persons named in the accompanying form of proxy will vote upon such matters in accordance with their best judgment.

         The cost of soliciting proxies will be borne by the Company. Arrangements may be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy material to their principals and the Company may reimburse them for their expenses. In addition to solicitation by mail, officers and employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies by telephone, telegraph and personally. Additionally, the Company may retain the services of an independent solicitor to aid in the solicitation of proxies, for a fee (not anticipated to exceed $10,000) plus out-of-pocket costs and expenses.

         A copy of the Company's Annual Report on Form 10-K, including financial statements and financial statement schedules, for the year ended December 31, 2001 may be obtained without charge by writing to Marlton Technologies, Inc., 2828 Charter Road, Philadelphia, Pennsylvania 19154, Attention: Alan I. Goldberg, Corporate Secretary.

                                                                        APPENDIX

                           MARLTON TECHNOLOGIES, INC.
           PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS June 12, 2002
        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         Revoking any such prior appointment, the undersigned hereby appoints Jeffrey K. Harrow, Scott J. Tarte and Robert B. Ginsburg, and each of them, attorneys and agents, with power of substitution, to vote as proxy for the undersigned, as herein stated, at the Annual Meeting of Shareholders of Marlton Technologies, Inc., to be held on June 12, 2002 at 9:00 A.M. at the offices of Pepper Hamilton LLP., 30th Floor, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, Pennsylvania, and at any adjournments thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present.

         This Proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES FOR THE ELECTION OF DIRECTORS. This Proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournments thereof.

                    (Please vote and sign on the other side.)

--------
         Please   mark   your
   X     votes   as  in  this
         example.
--------

   This proxy is solicited by the Board of Directors. The Board of Directors recommends a vote FOR the Directors nominated.

1.       Election of Directors.
         Nominees: Jeffrey K. Harrow, Scott J. Tarte, AJ Agarwal,
         Robert B. Ginsburg, Alan I. Goldberg, Jerome Goodman, Richard Vague

         [ __ ] Vote for all (except as marked to the contrary below). [ __ ] Withhold authority to vote for all.

         (Instruction: To withhold authority to vote for any individual nominee, print that nominee's name on the line below.)

         -----------------------------------------------------------------------


         2. In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.


PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE ____________________________________________________                  Date_________________________, 2002



SIGNATURE ____________________________________________________                  Date________________________, 2002
                    Signature if held jointly


Note: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee, or guardian, please provide full title and capacity.

                                       19